Contact:  Barry Roberts

     812.468.5640

Springleaf Financial Services Announces Appointment of Jay Levine as New President and CEO and Retirement of Frederick W. Geissinger

EVANSVILLE, INDIANA. September 13, 2011 -- Springleaf Financial Services (Springleaf) announced today that its board of directors has appointed Jay Levine as the new President and Chief Executive Officer (CEO), effective October 1, 2011, and that President and CEO Frederick W. Geissinger will retire from the Company, effective October 1, 2011.

Mr. Levine has more than 25 years of experience in the financial services industry.  He recently served as CEO at RBS Greenwich Capital and created one of the most important fixed income trading institutions during his tenure there. Earlier at Salomon Brothers, Mr. Levine was responsible for building a market for a number of innovative mortgage products that extended housing finance to a broader range of borrowers.

Upon his new appointment Mr. Levine commented, “It is my strong belief that all the makings of success are in place here at Springleaf.  The Company has an exceptional management team and almost 6,000 world class professionals throughout our branch network.  The recent demise of many of Springleaf’s competitors, combined with the enormous needs of the American consumer, creates a compelling market opportunity for Springleaf.”

Mr. Geissinger began his tenure as CEO of Springleaf Financial Services 16 years ago.  Under Mr. Geissinger’s leadership, Springleaf has become a leading financial services company. During the past decade and a half, the Company was acquired by American International Group, grew assets to a record $25 billion and expanded internationally.  Mr. Geissinger successfully led the Company through the recent financial crisis and through the recent sale of an 80% interest in Springleaf to one of Fortress Investment Group’s managed funds in November 2010.

Reflecting on his tenure Mr. Geissinger remarked, “We have all led this Company through the worst financial crisis in our lifetimes and together we have built what I believe is one of the best finance companies in the United States.  I am very proud of our accomplishments.”

 “Thanks to Rick’s leadership, and the efforts of thousands of Springleaf employees, our Company has strengthened its position as a national leader in the financial services industry. On behalf of the board, I would like to recognize and thank Rick for these and so many other accomplishments," said incoming Springleaf CEO, Mr. Levine.

About Springleaf

Springleaf Finance Inc., through its Springleaf Financial Services subsidiairies (Springleaf) is a leading provider of consumer credit based in Evansville, Indiana. Springleaf finances mortgages, secured and unsecured personal loans, and secured retail sales finance products. In addition to its lending activities, Springleaf offers credit and non-credit insurance through several subsidiary insurance companies. Springleaf has over one million customers and originates loans through its more than 1,000 branches located across the U.S., Puerto Rico and the Virgin Islands. For more information, visit SpringleafFinancial.com.